EXHIBIT 21

SUBSIDIARIES OF SUMMIT BANCSHARES, INC.

Subsidiary	State of Incorporation

Summit Delaware Financial Corporation	Delaware

Summit Bank, N.A.	National Association

SIA Insurance Agency, Inc.	Texas